UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 24, 2017

Commission File No. 1-14588

NORTHEAST BANCORP

(Exact name of registrant as specified in its charter)

Maine	01-0425066
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 Canal Street Lewiston, Maine	04240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 786-3245

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 | | Written communications pursuant to Rule 425 under the Securities Act

 | | Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 | | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 | | Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On October 24, 2017, Northeast Bancorp, a Maine corporation (the "Company"), filed a Form 8-K reporting its earnings for the first quarter of fiscal 2018 (the “Original Form 8-K”). The full text of the press release announcing the first quarter earnings was included as an Exhibit 99.1 to the Original Form 8-K. Subsequent to filing the Original Form 8-K the Company identified that the reported earnings did not reflect the Company’s adoption of ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”) in the first quarter of fiscal 2018. The purpose of this Form 8-K/A is to reflect the adoption of ASU 2016-09 in the Company’s earnings for first quarter of fiscal 2018.

Upon adoption of ASU 2016-09, the Company must recognize all excess tax benefits and deficiencies relating to the vesting or exercising of share-based payments as income tax benefit or expense in the income statement in the reporting period in which they occur. Previously, such excess tax benefits would have been recognized as additional paid-in capital. Additionally, ASU 2016-09 may create significant volatility in the Company’s effective tax rate as the excess tax benefit treatment will vary from quarter to quarter as a function of the volume of share-based payments vested or exercised and the market value of the Company’s stock at the time of vest in comparison to the compensation cost recognized in the financial statements. The standard provides that the tax effects of exercised or vested awards will be treated as a discrete item in the reporting period in which they occur. Thus, the tax effect of excess benefits and deficiencies on a company’s tax rate will not be part of the overall projected effective tax rate. For the three months ended September 30, 2017, the Company recognized an income tax benefit of $818 thousand as a result of the adoption of ASU 2016-09, increasing net income to $4.6 million for the quarter.

In addition to the excess tax benefit treatment, the assumed proceeds from applying the treasury stock method when computing earnings per share is amended to exclude the amount of excess tax benefits that would have been previously recognized as additional paid-in capital, which increased diluted weighted average common shares outstanding by 40,966 shares to 9,089,936 shares.

For the three months ended September 30, 2017, the adoption of ASU 2016-09 reduced the Company's income tax expense by $818 thousand, decreased the Company’s accrued federal and state taxes payable (included in other liabilities on the consolidated balance sheets) by $818 thousand and increased basic and diluted earnings per share to $0.52 and $0.50, respectively.

The following table summarizes the changes in the earnings reported in the Original Form 8-K:

	Adoption of ASU 2016-09
	Amended	Previously Filed

	(Dollars in thousands, except share and per share data)

Other liabilities	$15,685	$16,503
Total liabilities	922,925	923,743
Retained earnings	42,641	41,823
Total shareholders’ equity	126,712	125,894

Income tax expense	$1,615	$2,433
Net income	4,586	3,768

Diluted weighted average shares outstanding	9,089,936	9,048,970
Basic earnings per share	$0.52	$0.43
Diluted earnings per share	0.50	0.42

Return on average assets	1.71%	1.40%
Return on average equity	14.61%	12.01%

Commercial real estate loans to risk-based capital	166.15%	167.03%
Equity to total assets	12.07%	11.99%
Common equity tier 1 capital ratio	16.50%	16.40%
Total capital ratio	20.04%	19.93%
Tier 1 leverage capital ratio	12.77%	12.70%

Book value per common share	$14.25	$14.16
Tangible book value per share (non-GAAP)	13.79	13.69

Availability of non-owner occupied commercial real estate loans	$207,078	$204,625

Item 2.02     Results of Operations and Financial Condition

On November 6, 2017, the Company issued a press release announcing its revised earnings for the first quarter of fiscal 2018. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained herein, including the exhibit attached hereto, is furnished pursuant to Item 2.02 of this Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Further, the information in this report (including the exhibits hereto) are not to be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission, whether filed prior to or after the furnishing of these certificates, regardless of any general or specific incorporation language in such filing.

Item 7.01     Regulation FD Disclosure

The disclosure made under Item 2.02 above is incorporated herein by reference in its entirety. Additionally on November 6, 2017 the Company posted to its website a revised presentation for the investor call held on October 25, 2017. The revised presentation is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The information contained herein, including the exhibit attached hereto, is furnished pursuant to Item 7.01 of this Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Further, the information in this report (including the exhibits hereto) are not to be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission, whether filed prior to or after the furnishing of these certificates, regardless of any general or specific incorporation language in such filing.

Item 9.01     Financial Statements and Exhibits

(c)           Exhibits

Exhibit No	Description

99.1	Press Release dated November 6, 2017

99.2	Revised Fiscal 2018 Q1 Investor Call Presentation dated November 6, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

NORTHEAST BANCORP

By: /s/ Brian Pinheiro
Name:	Brian Pinheiro
Title:	Interim Chief Financial Officer and Chief Risk Officer

Date: November 6, 2017

EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release dated November 6, 2017

99.2	Revised Fiscal 2018 Q1 Investor Call Presentation dated November 6, 2017